Exhibit 10.10D
ADDENDUM NO. 6 TO MARKETING AGREEMENT
     This Addendum No. 6 to Marketing Agreement (this “Addendum No. 6”), dated as of September 21, 2009 (the “Addendum Effective Date”), by and between Adaptive Marketing LLC, a Delaware limited liability company with principal offices located at 20 Glover Avenue, Norwalk, Connecticut 06850 (“Adaptive”), and Intelius Sales Company, LLC, a Nevada limited liability company with principal offices located at 500 108th Avenue, NE, 25th Floor, Bellevue, Washington 98004 (Intelius and Adaptive shall be referred to herein singularly as a “Party” and together as the “Parties”), amends that certain Marketing Agreement by and between the Parties dated as of July 10, 2007 (collectively with Addendum One to Marketing Agreement dated as of September 8, 2007, Addendum Two to Marketing Agreement dated as of December 21, 2007, Addendum No. 3 dated as of January 1, 2008, Addendum No. 4 dated as of March 14, 2008, and Addendum No. 5 dated as of July 1, 2008, the “Agreement”).
     WHEREAS, the Parties wish to ( * * * ) and desire to amend certain provisions of the Agreement to accomplish this goal;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:
1.	This Addendum No. 6 shall be effective as of the Addendum Effective Date.

2.	Section 1 of Exhibit C of the Agreement is hereby revised by adding the following:
“Effective for all new Enrollees enrolling in Programs ( * * * ), in lieu of any other fees under this Exhibit C, Intelius shall receive from Adaptive ( * * * ) of the ( * * * ) and ( * * * ) of ( * * * )as defined in Exhibit A to the Agreement (except that solely for purposes of this Addendum No. 6, the language ‘Excess Enrollees’ in said definitions shall be restated to read ‘Test Period Enrollees’).
Commissions with respect to Test Period Enrollees billed applicable Program membership fees during any calendar month shall be paid to Intelius, less Appropriate Reserves ( * * * ), ( * * * ) after the conclusion of the calendar month during which a particular Test Period Enrollee is billed the applicable Program membership fee.
After the conclusion of the ( * * * ) and ( * * * ) periods following the calendar month during which Test Period Enrollees enroll in any Program hereunder, fees paid to Intelius hereunder with respect to such Test Period Enrollees shall be reviewed, and to the extent that such amount paid to Intelius exceeds or is less than the amount earned by Intelius hereunder with respect to such Test Period Enrollees through such review date, any such amount by which Intelius was overpaid or underpaid shall be paid to the Party entitled to such amount within ( * * * ) after the determination of such amount (or at the option of the Party entitled to such amount, may be set off against fees owed to the other Party hereunder).”
3.	This Addendum No. 6 supplements and modifies the Agreement only to the extent that the terms of this Addendum No. 6 expressly conflict with the Agreement. Nothing in this Addendum No. 6 should be interpreted as invalidating the Agreement, and the provisions of the Agreement will continue to govern relations between the Parties insofar as they do not expressly conflict with this Addendum No. 6.

4.	This Addendum No. 6 may be executed in counterparts and by facsimile, each of which shall be deemed an original and both of which together shall constitute one and the same document.

(* * *) Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     IN WITNESS WHEREOF, the Parties have caused this Addendum No. 6 to be executed by their duly authorized representatives as of the Addendum Effective Date.

INTELIUS SALES COMPANY, LLC			ADAPTIVE MARKETING LLC

By:	/s/ John K. Arnold	By:	/s/ [illegible signature]

Name:	John K. Arnold		Idaptive Marketing LLC
Title:	Exec V.P.		Its sole Member